Exhibit 10.4

LAM RESEARCH CORPORATION
2015 Stock Incentive Plan
Market-Based Performance Restricted Stock Unit Award Agreement
(International Participants)

Pursuant to the terms of the 2015 Stock Incentive Plan (the “Plan”) Lam Research Corporation, a Delaware corporation (the “Company”), hereby awards market-based performance restricted stock units (“mPRSUs”) to [Print Name] (the “Participant”) on the terms and conditions as set forth in this Market-Based Performance Restricted Stock Unit Award Agreement, including the attached Appendix A and Exhibit A (collectively, the “Agreement”) and the Plan. Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan. This Agreement is effective as of [Date] (the “Grant Date”).
NOW, THEREFORE, it is hereby agreed as follows:
1.Award of mPRSUs. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to the Participant the Target Number of mPRSUs as set forth in Exhibit A. Subject to the Company’s attainment of the relative performance set forth in the attached Exhibit A (the “Performance Criteria”), the Participant may vest in the mPRSUs in a designated Payout Range as set forth in Exhibit A. The mPRSUs represent an unfunded, unsecured promise by the Company to deliver Shares subject to the terms and conditions of this Agreement.
2.    Vesting.
(a)     Subject to the terms and conditions of this Agreement, the mPRSUs shall vest and become payable in Shares on the Performance Vesting Date set forth in the attached Exhibit A. The number of mPRSUs that vest shall be determined by the Company’s performance under the Vesting Criteria during the Performance Period, as set forth in the attached Exhibit A. Except as otherwise provided herein, the Participant’s right to receive Shares subject to the mPRSUs is contingent upon the Participant continuing to provide Service (as defined in Section 3 below) to the Company (or any Related Entity) through the Performance Vesting Date.
(b)    Notwithstanding the provisions above, in the event of a Corporate Transaction or a Change in Control1 (defined hereinafter as “Triggering Event”) prior to the Performance Vesting Date in Section 2(a), a portion of the mPRSUs shall convert into a cash award (the “Cash Award”). The number of mPRSUs that convert into a Cash Award shall be the sum of the “performance pro rata” number of Shares and the “target pro rata” number of Shares. This sum shall be multiplied by the closing price of the Company’s common stock as of the closing date of the Triggering Event to determine the dollar amount of the Cash Award. The Cash Award will vest on the Performance Vesting Date, contingent upon the Participant continuing to provide Service (as defined in Section 3 below) to the Company (or any Related Entity) t
1 As may be defined by the Company’s Executive Change in Control Policy, if applicable to the Participant.

hrough the Performance Vesting Date. Any remaining portion of the mPRSUs that are not converted into a Cash Award shall be cancelled.
    (i)    Performance Pro Rata. The Target Number of mPRSUs (as set forth in the attached Exhibit A) shall be multiplied by the total number of days from the first day of the Performance Period until the earlier of the closing date of the Triggering Event or the last day of the Performance Period divided by the number of days in the Performance Period (“Elapsed Target Shares”). The Company’s performance under the Vesting Criteria (as set forth in the attached Exhibit A) from the first day of the Performance Period until the closing date of the Triggering Event shall be applied to the Elapsed Target Shares to determine the “performance pro rata” number of Shares.
    (ii)    Target Pro Rata. The Target Number of mPRSUs (as set forth in the attached Exhibit A) shall be multiplied by the total number of days from the day following the closing date of the Triggering Event until the last day of the Performance Period (but not less than zero) divided by the number of days in the Performance Period to determine the “target pro rata” number of Shares.
3.    Effect of Termination of Service or Leave of Absence.
(a)    For purposes of this Agreement, “Service” shall mean the performance of services for the Company (or any Related Entity) in the capacity of an Employee and shall be considered terminated on the last day the Participant is on payroll. In the event of termination of the Participant’s Service by the Participant or by the Company or a Related Entity for any reason, excluding Participant’s death or Disability before the mPRSUs have vested, the unvested mPRSUs shall be cancelled by the Company.
(b)    In the event of termination of the Participant’s Service due to death prior to the Performance Vesting Date, a portion of the mPRSUs granted to the Participant shall vest on the date of death. To determine the applicable number of Shares, the Company’s performance under the Vesting Criteria (as set forth in the attached Exhibit A) from the first day of the Performance Period until the earlier of the date of death or the last day of the Performance Period shall be applied to the original Target Number of mPRSUs (as set forth in the attached Exhibit A), to determine the number of Shares which shall vest on the date of death (the “Death Vesting Date”). Any remaining unvested portion of the mPRSUs shall be cancelled.
    (c)    In the event of termination of the Participant’s Service due to Disability prior to the Performance Vesting Date, a portion of the mPRSUs granted to the Participant shall vest on the date the Disability is incurred. To determine the applicable number of Shares, the Target Number of mPRSUs (as set forth in the attached Exhibit A) shall be multiplied by the total number of days from the first day of the Performance Period until the earlier of the date the Disability is incurred or the last day of the Performance Period, divided by the number of days in the Performance Period to determine the “disability pro rata” target number of Shares. The Company’s performance under the Vesting Criteria (as set forth in the attached Exhibit A) from the first day of the Performance Period until the earlier of the date the Disability is incurred or the last day of the Performance Period shall be applied to the greater of: (i) the “disability pro rata” target number of Shares or (ii) 50% of the original Target Number of mPRSUs (as set forth in the attached Exhibit A) to determine the number of Shares which shall vest on the date the Disability is incurred (the “Disability Vesting Date”, and collectively with “Performance Vesting

Date”, and the “Death Vesting Date”, the “Vesting Date”). Any remaining unvested portion of the mPRSUs shall be cancelled.
(d)    Vesting of the mPRSUs will be suspended and vesting credit will no longer accrue as of the day of the leave of absence as set forth in Exhibit A, unless otherwise determined by the Administrator or required by contract, statute or applicable local law. If the Participant returns to Service immediately after the end of an approved leave of absence, vesting credit shall continue to accrue from that date of continued Service.
4.    Form and Timing of Payment. Subject to Section 5 of this Agreement and provided that the Participant has satisfied the vesting requirements of Section 2 of this Agreement, on each Vesting Date, as applicable, the mPRSUs shall automatically be converted into unrestricted Shares. Such Shares will be issued to the Participant (as evidenced by the appropriate entry in the books of the Company or a duly authorized transfer agent of the Company) on the applicable Vesting Date (or as soon as practicable), but in any event, within the period ending on the later to occur of the date that is 2 ½ months after the end of (i) the Participant’s tax year that includes the applicable Vesting Date, or (ii) the Company’s tax year that includes the applicable Vesting Date.
5.Responsibility for Taxes. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax (including U.S. federal, state, local and non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items legally applicable or deemed legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the mPRSUs, including, but not limited to, the grant of the mPRSUs, the vesting of the mPRSUs, or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the mPRSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company or the Employer (or former employer) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, the Participant shall pay or make arrangements satisfactory to the Company (in the Company’s sole discretion) to satisfy all withholding (and payment on account, where applicable) obligations for Tax-Related Items. In this regard, the Company shall withhold a number of whole Shares otherwise deliverable at vesting having a Fair Market Value sufficient to satisfy the Participant’s estimated obligations for Tax-Related Items. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the applicable mPRSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

The Company and/or the Employer may also, in lieu of or in addition to the foregoing, at the Company’s sole discretion as authorized herein by the Participant, withhold all applicable Tax-Related Items in one of the following ways, as determined by the Company: (i) withhold from the Participant’s wages or other cash compensation; (ii) require the Participant to deposit with the Company an amount of cash sufficient to meet the Participant’s obligation for Tax-Related Items; (iii) sell or arrange for the sale of a sufficient number of Shares to be issued on the vesting of the mPRSUs to satisfy all Tax-Related Items; and/or (iv) any other method of withholding (or payment on account, when applicable) determined by the Company and permitted by applicable law.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including (to the extent permitted under the Plan) up to the maximum rate in the Participant’s jurisdiction(s). In the event the application of the withholding rate leads to over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares) from the Company or the Employer or, if not so refunded, the Participant may be able to seek a refund from the applicable tax authorities. In the event of under-withholding, the Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities.
The Participant shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares to the Participant if the Participant fails to comply with the Participant’s obligation in connection with the Tax-Related Items as described herein. The Participant hereby consents to any action reasonably taken by the Company and/or the Employer to meet the Participant’s obligation for Tax-Related Items.
6.Restriction on Transferability. Prior to vesting and delivery of the Shares, neither the mPRSUs, nor the Shares or any beneficial interest therein, may be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above, distribution can be made pursuant to will, the laws of descent and distribution, and if provided by the Administrator and permitted by Applicable Laws, intra-family transfer instruments, or to an inter vivos trust, or as otherwise provided by the Administrator. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.
7.Requirements of Law. The issuance of Shares upon vesting of the mPRSUs is subject to Sections 9 and 14(b) of the Plan, which generally provide that any such issuance shall be subject to compliance by the Company and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Shares may be listed for trading at the time of such issuance. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Shares hereby shall relieve the Company of any liability with respect to the non-issuance of the Shares as to which such approval shall not have been obtained.

8.Rights as Stockholder. The Participant shall not have voting, dividend or any other rights as a stockholder of the Company with respect to the mPRSUs. Upon settlement of the Participant’s mPRSUs into Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), the Participant will obtain full voting, dividend and other rights as a stockholder of the Company.
9.No Compensation Deferrals. Neither the Plan nor this Agreement is intended to provide for an elective deferral of compensation that would be subject to Section 409A (“Section 409A”) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). If, notwithstanding the parties’ intent in this regard, at the time of the Participant’s termination of Service, the Participant is determined to be a “specified employee” as defined in Code Section 409A, and one or more of the payments or benefits received or to be received by the Participant pursuant to the mPRSUs would constitute deferred compensation subject to Code Section 409A, no such payment or benefit will be provided under the mPRSUs until the earliest of (A) the date which is six (6) months after the Participant’s “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of the Participant’s death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code), or (C) the effective date of a “change in the ownership or effective control” or a “change in ownership of a substantial portion of the assets” of the Company (as such terms are used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this Section 9 shall only apply to the extent required to avoid the Participant’s incurrence of any additional tax or interest under Code Section 409A or any regulations or U.S. Department of the Treasury (“Treasury”) guidance promulgated thereunder. In addition, if any provision of the mPRSUs would cause the Participant to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to conform it to the maximum extent practicable to the original intent of the applicable provision without violating the provisions of Code Section 409A, including without limitation to limit payment or distribution of any amount of benefit hereunder in connection with a Triggering Event to a transaction meeting the definitions referred to in clause (C) above, or in connection with any disability to a “disability” as referred to in (B) above; provided however that the Company makes no representation that these Performance Restricted Stock Units are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to these mPRSUs. In addition, to the extent the Company determines it appropriate to accelerate any vesting conditions applicable to this award, then to the extent necessary to avoid the Participant’s incurring any additional tax or interest as a result of such vesting acceleration under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, and notwithstanding Section 4 above, the Company may as a condition to extending such acceleration benefits provide for the Shares to be issued upon settlement of the mPRSUs to be issued on the earliest date (the “Permitted Distribution Date”) that would obviate application of such additional tax or interest rather than issuing them upon the date on which such vesting is effective as would otherwise be required under Section 2 (or as soon as practicable after such Permitted Distribution Date and in no event later than that last day of the grace period following such date permitted under Code Section 409A).
10.Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Participant, the Company, and all other interested persons. No Administrator shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
11.Effect on Other Employee Benefit Plans. The value of the mPRSUs granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Participant’s benefits under any employee benefit plan sponsored by the Company or any Related Entity, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Related Entity’s employee benefit plans.
12.No Employment Rights. The award of the mPRSUs pursuant to this Agreement shall not give the Participant any right to continued Service with the Company or a Related Entity and shall not interfere with the ability of the Employer to terminate the Participant’s Service with the Company at any time with or without cause.
13.Nature of the Grant. In accepting the mPRSUs, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
(b)the Plan is operated and the mPRSUs are granted solely by the Company, and only the Company is a party to this Agreement; accordingly, any rights the Participant may have under this Agreement, including related to the mPRSUs, may be raised only against the Company and not any other Subsidiary (including, but not limited to, the Employer);
(c)no Subsidiary (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Participant under this Agreement;
(d)the grant of mPRSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of mPRSUs, or benefits in lieu of mPRSUs even if mPRSUs have been awarded in the past;
(e)all decisions with respect to future grants of mPRSUs, if any, will be at the sole discretion of the Company;
(f)the Participant’s participation in the Plan is voluntary;
(g)the mPRSUs are outside the scope of the Participant’s employment contract, if any;
(h)the mPRSUs and the Shares subject to the mPRSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(i)the mPRSUs and the Shares subject to the mPRSUs, and the income from and value of same are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any overtime, severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;
(j)in the event that the Participant is not an employee of the Company, the grant of the mPRSUs will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant of the mPRSUs will not be interpreted to form an employment contract with the Employer or any Related Entity;
(k)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(l)if the Participant receives Shares upon vesting of the mPRSUs, the value of such Shares may increase or decrease in value;
(m)no claim or entitlement to compensation or damages arises from (i) termination of the mPRSUs or diminution in value of the mPRSUs or Shares received upon vesting of mPRSUs resulting from termination of the Participant’s Service to the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any) and/or (ii) the forfeiture or termination of the mPRSUs, or the recoupment of any Shares, cash or other benefits acquired upon settlement of the mPRSUs resulting from the application of Section 23 of the Plan;
(n)unless otherwise provided in the Plan or by the Company in its discretion, the mPRSUs and the benefits evidenced by this Agreement do not create any entitlement to have the mPRSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;
(o)unless otherwise agreed with the Company, the mPRSUs and the Shares subject to the mPRSUs, and any income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Related Entity; and
(p)the Company and any Related Entity shall not be liable for any foreign exchange rate fluctuation between the United States Dollar and the Participant’s local currency (if different) that may affect the value of the mPRSUs or of any amounts due to the Participant pursuant to the settlement of the mPRSUs or the subsequent sale of any Shares acquired upon settlement.
14.Data Privacy Notice and Consent.
(a)The Company is located at 4650 Cushing Parkway, Fremont, CA 94538 U.S.A. and grants mPRSUs to employees of the Company and its Related Entities at its sole discretion. In order to participate in the Plan, the Participant should review the following information about the Company’s data processing practices and declare the Participant’s consent.
(b)Data Collection and Usage. The Company collects, processes and uses the Participant’s personal data, including name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all mPRSUs granted, canceled, exercised, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer. The Participant understands that in connection with the Plan, the Company will collect the Participant’s personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data is the Participant’s consent.
(c)Stock Plan Administration Service Providers. The Company transfers employee data to Fidelity Stock Plan Service LLC (“Fidelity”), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive and trade Shares. The Participant may be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan.
(d)International Data Transfers. The Company and its service providers are based in the United States. The Participant acknowledges that if the Participant works or resides outside the United States, the Participant’s country may have enacted data privacy laws that are different from the United States. The legal basis for the transfer of the Participant’s data from the Participant’s country to the United States, as well as the onward transfer of the Participant’s personal data by the Company to Fidelity, is based solely on the Participant’s consent. The Participant understands and acknowledges that this might result in certain risks to the protection of the Participant’s personal data due to the lack of legal principles governing the processing of the personal data, oversight by a supervisory authority or enforceable data subject rights in the United States.
(e)Data Retention. The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Participant’s personal data, the Company will remove it from its systems. The Company may keep data longer to satisfy legal or regulatory obligations, and the Company’s legal basis would be compliance with the relevant laws or regulations.
(f)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant acknowledges that the Participant’s participation in the Plan and grant of consent is purely voluntary. The Participant may deny or withdraw consent at any time. If the

Participant does not consent, or if the Participant withdraws consent, the Participant cannot participate in the Plan. This would not affect the Participant’s salary or career, but the Participant would forfeit the opportunities associated with the Plan.
(g)Data Subject Rights. The Participant has a number of rights under data privacy laws in the Participant’s country. Depending on where the Participant is based, rights may include the right to (a) request access or copies of personal data the Company’s processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) portability of data, (f) lodge complaints with competent authorities in my country, and/or (g) a list with the names and addresses of any potential recipients of my personal data. To receive clarification regarding these rights or to exercise these rights, the Participant should contact the Participant’s local HR department.
(h)By accepting the mPRSUs, the Participant acknowledges that the Participant is also providing consent to the data processing practices described in this section to the extent that such consent is required by applicable law. For the avoidance of doubt, the consent provided herein shall be in addition to, and not in lieu of, any consent the Participant might have previously provided to the processing of personal data in the context of an agreement implemented under the Plan and all such previous consent shall remain unaffected by the consent provided herein.
15.Amendment of Agreement. This Agreement may be amended only by a writing which specifically states that it amends this Agreement. Notwithstanding the foregoing, this Agreement may be amended unilaterally by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Participant, and provided that no such amendment adversely affects the rights of the Participant. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Participant, the provisions of the mPRSUs or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, or, to the extent permissible under the Plan (including, but not limited to, Sections 10, 11 and 13 of the Plan).
16.Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Stock Administrator. Any notice to be given to the Participant shall be addressed to the Participant at the address listed in the Employer’s records. By a notice given pursuant to this section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.
17.Severability. The provisions of this Agreement are severable and if all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

18.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by the Participant or any other participant.
19.Construction. The mPRSUs are being issued pursuant to the Plan and are subject to the terms of the Plan. A copy of the Plan is available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with a provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.
20.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the mPRSUs granted under the Plan and participation in the Plan or future mPRSUs that may be granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
21.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the Company and the Participant with respect to the subject matter hereof and, unless indicated otherwise herein, supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
22.Company Policies. The mPRSUs are being issued subject to the terms of the Company’s Executive Severance Policy and Executive Change in Control Policy, as in effect at any time and from time to time (each, a “Policy”). If and to the extent that a provision of a Policy is at any time applicable to the Participant and the application of such provision would yield a different result than the application of a provision of this Agreement, the Policy provision shall prevail, and the corresponding provision of this Agreement shall not apply.
23.Recoupment/Clawback. As an additional condition of receiving the mPRSUs, pursuant to Section 23 of the Plan, the Participant agrees that the mPRSUs and any benefits or proceeds therefrom that the Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company, to the extent required to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 10D of the Exchange Act, Rule 10D-1 thereunder, and Nasdaq Stock Market Listing Rule 5608 as may be reflected in a compensation recovery or “clawback” policy adopted by the Company, as may be amended from time to time, or otherwise (and the provisions contained in a policy contemplated in this Section 23 shall be deemed incorporated into this Agreement without the Participant’s additional or separate consent). In order to satisfy any recoupment obligation arising under the Company's compensation recovery or "clawback policy" or otherwise under applicable laws, rules, regulations or stock exchange listing standards, among other things, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm or stock plan service provider engaged by the

Company to hold any Shares or other amounts acquired pursuant to the mPRSUs to re-convey, transfer or otherwise return such shares and/or other amounts to the Company upon the Company’s enforcement of the applicable recoupment obligation.
24.Imposition of Additional Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the mPRSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
25.Language. The Participant acknowledges that the Participant is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms of the Agreement and any other documents related to the Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise explicitly required by applicable law.
26.Miscellaneous.
(a)The Company has established the Plan voluntarily, it is discretionary in nature and the Board may terminate, amend, or modify the Plan at any time; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval unless such termination, amendment, or modification of the Plan is necessary in order to comply with any change in Applicable Laws or regulations or any future law, regulation, ruling, or judicial decision or as otherwise permissible under the Plan (including, but not limited to, Sections 10, 11 and 13 of the Plan).
(b)All obligations of the Company under the Plan and this Agreement in a Triggering Event shall be governed by the Plan and this Agreement, other than as set forth in Section 3(a) above.

(c)To the extent not preempted by United States federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly under the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Alameda County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

(d)The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan. The Participant understands that the Participant should consult the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

27.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to insider-trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Participant’s country of residence, which may affect the Participant’s ability to acquire, sell or attempt to sell or otherwise dispose of Shares or rights to Shares (e.g., mPRSUs) during such times as the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in applicable jurisdictions. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant should consult the Participant’s personal legal advisor for further details regarding any insider trading restrictions and/or market-abuse laws in the Participant’s country.
28.Foreign Asset/Account Reporting Requirements and Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside your country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant should consult the Participant’s personal legal advisor for any details.
29.Country Specific Terms. The mPRSUs shall be subject to any special or additional terms and conditions for the Participant’s country set forth in the Appendix A to this Agreement. Moreover, if the Participant relocates to one of the countries included in Appendix A, the terms and conditions for such country set forth in Appendix A may apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement. In accepting the mPRSUs, the Participant acknowledges receipt of, and understands and agrees to the additional terms and conditions included in Appendix A. In addition, Appendix A also contains information and notices of exchange control and certain other issues of which the Participant should be aware.
30.Acceptance of Terms and Conditions. The Participant agrees with and agrees to abide by all of the governing terms and provisions of the Plan and this Agreement unless the Participant declines the award electronically with the Company sponsored broker by the first vest date; provided, however, that in the event of termination of the Participant’s Service due to Disability or death on or before the first vest date, if the Participant has not declined the award prior to such time, the Participant shall be deemed to have accepted said terms and conditions. Additionally, the Participant acknowledges having read and understood the terms and conditions of the Plan and this Agreement and has had an opportunity to obtain the advice of counsel prior to accepting this Agreement. In addition, the transfer or sale of the shares obtained at vesting by the Participant shall be considered an additional acknowledgment of the terms and conditions contained in the Plan and Agreement.

* * * * *

PARTICIPANT SIGNATURE	[Electronic Signature]
PRINTED NAME	[Participant Name]
DATE	[Acceptance Date]

APPENDIX A
Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the Agreement.
TERMS AND CONDITIONS
This Appendix A includes additional or different terms and conditions applicable to Participants in the countries listed below. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the main body of the Agreement.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes), or if the Participant moves to another country after the Grant Date, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.
NOTIFICATIONS
This Appendix A also includes notifications regarding exchange control, securities law and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2025. Such laws are often complex and change frequently. The Company therefore strongly recommends that the Participant not rely on the notifications herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date when the Participant vests in the mPRSUs and/or sells any Shares acquired pursuant to the mPRSUs.
In addition, the notifications are general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes), or if the Participant moves to another country after the Grant Date, the information contained herein may not be applicable to the Participant.

AUSTRIA
Notifications
Exchange Control Information. If the Participant holds securities (including Shares acquired under the Plan) or cash (including proceeds from the sale of Shares) outside of Austria, the Participant may be subject to reporting obligations to the Austrian National Bank if certain thresholds are exceeded.
If the value of Shares meets or exceeds a certain threshold, the Participant must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. Where the cash amounts held outside of Austria meets or exceeds a certain threshold, monthly reporting obligations apply as explained in the next paragraph.
If the Participant sells Shares, or receives any cash dividends, the Participant may have exchange control obligations if the Participant holds the cash proceeds outside of Austria. If the transaction volume of all the Participant's accounts abroad meets or exceeds a certain threshold, the Participant must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on the prescribed forms.
BELGIUM
Notifications
Tax Reporting Information. As a Belgian tax resident, the Participant is required to inform the Central Point of Contact (CPC) of the National Bank of Belgium of overseas income (which includes any Shares received in connection with participation in the Plan) by registering any foreign accounts with the CPC before filing the Participant’s annual tax return with the Belgian tax authorities. If the Participant has previously reported overseas income, the Participant will receive a letter from the tax authorities about this requirement and will have two months from the receipt of such letter to report the accounts to the CPC. If the Participant has not previously reported overseas income, the Participant will not receive a letter and must proactively report the required information to the CPC.
Foreign Asset/Account Reporting Information. Belgian residents are required to report any securities (e.g., Shares acquired under the Plan) or bank accounts established outside of Belgium on their personal annual tax return. In a separate report, Belgian residents also are required to provide a central contact point of the National Bank of Belgium with the account number of those foreign bank accounts, the name of the bank with which the accounts were opened and the country in which they were opened in a separate report. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des credits caption. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

CHINA (PRC)
Terms and Conditions
Exchange Control Restrictions. The Participant agrees to comply with any requirements that may be imposed by the Company to facilitate compliance with exchange control requirements in the People’s Republic of China (“China”), including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”). There requirements may include, but are not limited to, a mandatory sale of Shares acquired upon settlement of the mPRSUs and the repatriation of any funds recognized under the Plan. Without limitation to the foregoing, please note:
•Mandatory Sale of Shares - The Company may require that any Shares issued upon the vesting and settlement of the mPRSUs be sold, either as soon as practicable after settlement or within a certain period of time following termination of Service or within such other period of time determined to be necessary or advisable by the Company for legal or administrative reasons. The Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on the Participant’s behalf pursuant to this authorization without further consent) and the Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. In this regard, the Participant agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated broker) to effectuate the sale of the Shares (including, without limitation, as to the transfers of the funds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters, provided that the Participant shall not be permitted to exercise any influence over how, when or whether the sales occur. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. To the extent the Company does not require that the Shares be sold as soon as practicable after settlement, the Shares must be held in an account with the Company’s designated broker.
•Repatriation of Funds - The Participant will be required to repatriate the funds recognized under the Plan (e.g., cash proceeds from the sale of the Shares, dividends) to China and, further, such repatriation of the funds may need to be effectuated through a special exchange control account established by the Company or one of its Related Entities in China. Therefore, any funds recognized under the Plan may need to be transferred to such special account prior to being delivered to the Participant.
The Participant further understands that the funds recognized under the Plan will be delivered to the Participant as soon as possible, but there may be delays in distributing the funds to the Participant due to exchange control requirements in China. Funds may be paid to the Participant in U.S. dollars or local currency, at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, neither the Company nor any Related Entity is under any obligation to secure any particular exchange conversion rate and there may be delays in converting the funds to local currency due to exchange control restrictions. The Participant will bear any currency fluctuation risk between the time the funds are recognized under the Plan and the time the funds are distributed to the Participant through the special account described above.
CZECH REPUBLIC
Notifications
Exchange Control Information. Proceeds from the sale of Shares may be held in a cash account abroad. The Participant may be required to report the opening and maintenance of foreign accounts held abroad to the Czech National Bank (the “CNB”). Even in the absence of a request from the CNB, the Participant may need to report (i) foreign direct investments with a value of CZK2,500,000 or more in the aggregate or (ii) other foreign financial assets with a value of CZK200,000,000 or more. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.
FRANCE
Terms and Conditions
Language Consent. By accepting the mPRSUs, the Participant confirms having read and understood the Plan and Agreement, including all terms and conditions included therein, which were provided in the English language. The Participant accepts the terms of those documents accordingly.
Consentement à la Langue Utilisée. En acceptant l’ attribution, le Participant confirme avoir lu et compris le Plan et le Contrat, inclutant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les termes de ces documents en conséquence.
Notifications
Non-Qualified Nature of Award. The mPRSU granted pursuant to the Agreement is not intended to be “French-qualified” and is ineligible for specific tax and/or social security treatment in France under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.
Exchange Control Information. If the Participant imports or exports cash (e.g., sales proceeds received under the Plan) with a value equal to or exceeding €10,000 and does not use a financial institution to do so, the Participant must submit a report to the customs and excise authorities. If the Participant maintains a foreign bank account, the Participant is required to report such account to the French tax authorities when filing the Participant’s annual tax return.
Foreign Asset/Account Reporting Information. French residents must report annually any shares and bank accounts held outside France, including the accounts that were opened, used and/or closed during the tax year, to the French tax authorities, on an annual basis on a special Form N° 3916, together with the Participant’s personal income tax return. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported to the German Federal Bank (Bundesbank). If the Participant makes or receives a payment in excess of this amount (including if the Participant acquires Shares with a value in excess of this amount under the Plan or sells Shares via a foreign broker, bank or service provider and receives proceeds in excess of this amount) and/or if the Company withholds or sells Shares with a value in excess of this amount to cover Tax-Related Items, the Participant must report the payment and/or the value of the Shares withheld or sold to Bundesbank. Such report must be made either electronically using the “General Statistics Reporting Portal” (“Allgemeine Meldeportal Statistik”) available via the Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within such timing as is permitted or required by Bundesbank.
INDIA
Notifications

Exchange Control Information. Any funds realized in connection with the Plan (e.g., proceeds from the sale of Shares and cash dividends paid on the Shares) must be repatriated to India within a specified period of time after receipt as prescribed under Indian exchange control laws. The Participant is personally responsible for obtaining a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency and holding the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. The Participant is personally responsible for complying with exchange control laws in India, and neither the Company nor any Related Entity will be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws. The Participant may also be required to provide information to the Company or any Related Entity to facilitate their compliance with exchange control filing requirements in India. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

Foreign Asset/Account Reporting Information. The Participant is required to declare the Participant’s foreign bank accounts and any foreign financial assets (including Shares acquired under the Plan held outside India) in the Participant’s annual tax return. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

IRELAND
Notifications
Director Notification Requirement. If the Participant is a director, shadow director or secretary of an Irish Subsidiary or Related Entity of the Company who owns more than a 1% interest in the Company, pursuant to Section 53 of the Irish Company Act 1990, he or she must notify the Irish Subsidiary or Related Entity of the Company in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., mPRSUs, Shares, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) days of becoming a director, shadow director or secretary if such an interest exists at that time. This notification requirement also applies with respect to the interests of a spouse or minor child, whose interests will be attributed to the director, shadow director or secretary.
ISRAEL
Notifications
Securities Law Information. The Company has obtained an exemption to the prospectus filing requirement from the Israeli Securities Authority. Accordingly, the mPRSUs will be granted pursuant to an exemption from filing a Plan prospectus granted to the Company by the Israeli Securities Authority. Copies of the Plan and Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission are available upon request from the Participant’s local country general manager.
ITALY
Terms and Conditions
Plan Document Acknowledgment. By accepting the terms and conditions of the mPRSUs, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix A and Exhibit A, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement. The Participant further acknowledges that the Participant has read and specifically and expressly approves the following sections of the main body of the Agreement: Vesting (Section 2); Effect of Termination of Service or Leave of Absence (Section 3); Responsibility for Taxes (Section 5); Restriction on Transferability (Section 6); Effect on Other Employee Benefit Plans (Section 11); No Employment Rights (Section 12); Nature of the Grant (Section 13); Data Privacy Notice and Consent (Section 14); Electronic Delivery and Participation (Section 20); Company Policies (Section 22); Recoupment/Clawback (Section 23); Imposition of Additional Requirements (Section 24); Language (Section 25); Miscellaneous (Section 26); Country-Specific Terms (Section 29); and Acceptance of Terms and Conditions (Section 30).

Notifications
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax return (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations also will apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions, even if they do not directly hold the foreign asset abroad. The Participant should consult with a personal legal advisor to ensure compliance with applicable reporting requirements.
JAPAN
Notifications
Exchange Control Information. If the Participant acquires Shares valued at more than ¥100,000,000 in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of Shares. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.
Foreign Asset/Account Reporting Information. The Participant will be required to report details of any assets held outside Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. This report is due by March 15 each year. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.
KOREA
Notifications
Exchange Control Information. Korean residents holding or receiving cash in excess of USD 5,000 (including proceeds from the sale of Shares) outside Korea may be required to file an exchange control report with a Korean foreign exchange bank in advance of the deposit of such funds in an “overseas financial institution” (such as a non-Korean bank). Generally, a brokerage account with a non-Korean broker should not be considered an “overseas financial institution.” The Participant should consult with a legal advisor prior to depositing sales proceeds in a foreign brokerage or other account to ensure compliance with any regulations applicable to any aspect of participation in the Plan.
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts in June of the following year if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.
MALAYSIA
Notifications
Director Notification Requirement. If the Participant is a Director of the local Subsidiary, the Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the local Subsidiary in writing when the Participant receives an interest (e.g., mPRSUs, Shares) in the Company or any of its Related Entities. In addition, the Participant must notify the local Subsidiary when the Participant disposes of an interest in the Company or any of its Related Entities (including when the Participant sells Shares acquired under the Plan). The Participant must also notify the local Subsidiary if there are any changes in the Participant's interest in the Company or any Related Entities. These notifications must be made within fourteen days of acquiring, disposing of, or changing any interest in the Company or any of its Related Entities.
NETHERLANDS
There are no country-specific provisions.
PORTUGAL
Terms and Conditions
Language Consent. The Participant hereby expressly declares that the Participant has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Agreement.
Conhecimento da Lingua. Por meio do presente, eu declaro expressamente que tem pleno conhecimento da língua inglesa e que li, compreendi e livremente aceitei e concordei com os termos e condições estabelecidas no Plano e no Acordo.
Notifications
Exchange Control Information. The acquisition of Shares by a Portuguese resident should be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report to the Banco de Portugal. If the Shares are not deposited with a commercial bank, broker or financial intermediary in Portugal, the Portuguese resident will be responsible for submitting the report to the Banco de Portugal.

SINGAPORE
Notifications
Director Notification Obligation. Directors of a Singapore Related Entity are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singapore Related Entity in writing of an interest (e.g., Shares, etc.) in the Company or any Related Entity within two (2) days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., sale of Shares), or (iii) becoming a Director if such an interest exists at that time.
Securities Law Information. The grant of mPRSUs under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA and is not made with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore, and hence, statutory liability under the SFA in relation to the content of prospectuses will not apply. The Participant should note that the grant of the mPRSU is subject to section 257 of the SFA and the Participant will not be able to make (i) any offer of such subsequent sale of the Shares subject to the mPRSUs in Singapore, unless such sale or offer is made (a) more than six months after the Grant Date or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.) or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA or (ii) any subsequent sale of the Shares subject to the mPRSUs in Singapore.
SLOVAKIA
Notifications
Exchange Control Information. It is the Participant’s obligation to comply with exchange control requirements in the Slovakia Republic, including any notification requirements applicable to opening or maintaining any foreign bank or brokerage accounts.
SLOVENIA
Terms and Conditions
Language Consent. By accepting the grant of mPRSUs, the Participant acknowledges that the Participant is proficient in reading and understanding English and fully understands the terms of the documents related to the grant (the Agreement and the Plan), which were provided in the English language. The Participant accepts the terms of those documents accordingly.
Soglasje za Uporabo Angleškega Jezika. S sprejetjem dodelitve mPRSU Udeleženec (Participant) priznava in potrjuje, da je sposoben brati in razumeti angleški jezik ter v celoti razume pogoje dokumentov, povezanih z dodelitvijo (pogodba (Agreement) in Naÿrt (Plan)), ki so bili posredovani v angleškem jeziku. Udeleženec skladno s tem sprejema pogoje teh dokumentov.

SWITZERLAND
Notifications
Securities Law Information. The offer of the mPRSUs is not intended to be publicly offered in or from Switzerland. Neither this document nor any other materials relating to the mPRSUs (1) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (2) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (3) have been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority).
TAIWAN
Notifications
Securities Law Information. The grant of mPRSUs and participation in the Plan is available only for employees of the Company and its Subsidiaries and Affiliates. The grant of the mPRSUs and participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. The Participant may acquire and remit foreign currency (including funds for the purchase of Shares and proceeds from the sale of Shares) up to US$10,000,000 per year without prior approval.
If the transaction amount is NTD500,000 or more in a single transaction, the Participant must submit a Foreign Exchange Transaction Form and provide supporting documentation to the satisfaction of the remitting bank.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provision supplements Section 5 (Responsibility for Taxes) of the main body of the Agreement.
Without limitation to Section 5 of the main body of the Agreement, the Participant agrees to be liable for any Tax-Related Items and hereby covenants to pay any such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an executive officer or director and the income tax is not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance contributions may be payable. The Participant acknowledges that the Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee National Insurance contributions due on this additional benefit.

LAM RESEARCH CORPORATION
2015 Stock Incentive Plan
Market-Based Performance Restricted Stock Unit Award Agreement
EXHIBIT A
([___________] Vesting)

Participant (Name & Employee Number):

Grant Date:

Target Number of mPRSUs:

Performance Vesting Date:

Payout Range: 0% to 150% of Target Number of mPRSUs

Performance Period: to .

Performance Criteria:

•Comparison Group
Consists of each company (including the Company) included in the PHLX Semiconductor Sector Total Return Index (a global index traded on the NASDAQ OMX PHLX with a trading symbol of “XSOX”) on the first day of the Performance Period, the common stock (or similar equity security) of which continues to be listed or traded on a national securities exchange through the last trading day of the Performance Period, except as provided below.

oIn the event a member of the Comparison Group files for bankruptcy or liquidates due to an insolvency, such company shall continue to be treated as a Comparison Group member, and the 50-trading day average closing price of such company’s common stock (or similar equity security) as of the last trading day of the Performance Period will be treated as $0 if the common stock (or similar equity security) of such company is no longer listed or traded on a national securities exchange on the last trading day of the Performance Period.
oIn the event of a formation of a new parent company by a Comparison Group member, substantially all of the assets and liabilities of which consist immediately after the transaction of the equity interests in the original Comparison Group member or the assets and liabilities of such Comparison Group member immediately prior to the transaction, such new parent company shall be substituted for the Comparison Group member to the extent (and for such period of time) as its common stock (or similar equity securities) are listed or traded on a national securities exchange but the common stock (or similar equity securities) of the original Comparison Group member are not.

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Version 8 (February 2025)

oIn the event of a merger or other business combination of two Comparison Group members (including, without limitation, the acquisition of one Comparison Group member, or all or substantially all of its assets, by another Comparison Group member), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Comparison Group, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange through the last trading day of the Performance Period.
oWith respect to the preceding two sentences, the applicable stock prices shall be equitably and proportionately adjusted to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of the transaction.

•Percentile Rank
Means the percentile ranking of the Company’s TSR among the TSRs for the Comparison Group members for the Performance Period. In determining the Company’s Percentile Rank for the Performance Period, in the event that the Company’s TSR for the Performance Period is equal to the TSR(s) of one or more other Comparison Group members for that same period, the Company’s TSR Percentile ranking will be determined by ranking the Company’s TSR for that period as being greater than such other Comparison Group members. Percentile Rank will be rounded to the nearest one tenth of a percentile using conventional rounding.

•Vesting Criteria
The number of mPRSUs vested shall be determined based on the Percentile Rank as set forth in the table below, but up to a maximum of 100% of the Target Number of mPRSUs if the Company’s TSR is negative. Results are to be linearly interpolated between the stated percentiles and percentages.

Percentile Rank	Payout (% of Target)
75th percentile and above	150%
50th percentile	100%
25th percentile	50%
Less than 25th percentile	0%

oTarget Number of mPRSUs is vested if the Percentile Rank equals the 50th percentile
oNumber of mPRSUs vested increases by 2% of target for each one percentile by which the Percentile Rank exceeds the 50th percentile
oNumber of mPRSUs vested decreases by 2% of target for each one percentile by which the Percentile Rank trails the 50th percentile
oThe result of the Vesting Criteria is rounded down to the nearest whole number

•TSR
(50-trading day average closing price as of the last trading day of the Performance Period –50-trading day average closing price on the trading day immediately prior to the beginning of the Performance Period) ÷ (50-trading day average closing price on the trading day immediately prior to the beginning of the Performance Period) x 100

•Notes:

The TSR calculation assumes any dividends paid on common stock are reinvested on the ex-dividend date.
In the event of a Triggering Event, the closing price of the Company’s common stock as of the closing date of the Triggering Event is used to convert the sum of the “performance pro rata” and “target pro rata” number of Shares into the Cash Award.

Leave of Absence: 31st day (or 91st day if reemployment guaranteed by statute or contract)